Exhibit 10.5

PROFESSIONAL SERVICES AGREEMENT, dated as of February 10, 2012, but effective as of the Effective Date defined below, between HLSS Management, LLC (“HLSS”) and Ocwen Financial Corporation, a Florida corporation together with its subsidiaries and affiliates (“OCWEN”).

RECITALS

WHEREAS, Home Loan Servicing Solutions, Ltd. (“Limited”) is proposing to conduct an initial public offering (the “IPO”) of its ordinary shares in connection with the acquisition by Limited of certain mortgage servicing assets, and the assumption of certain match funded liabilities, from Ocwen Loan Servicing, LLC.

WHEREAS, each of HLSS and OCWEN desire to engage each other to provide various Services and/or Additional Services pursuant to the terms and conditions set forth herein, and the parties hereto desire to provide such Services and/or Additional Services to each other concurrently with, and subject to, completion of the IPO (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means with respect to any Person (a “Principal”) (a) any directly or indirectly wholly-owned subsidiary of such Principal, (b) any Person that directly or indirectly owns 100% of the voting stock of such Principal or (c) a Person that controls, is controlled by or is under common control with such Principal. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Furthermore, with respect to any Person that is partially owned by such Principal and does not otherwise constitute an Affiliate (a “Partially-Owned Person”), such Partially-Owned Person shall be considered an Affiliate of such Principal for purposes of this Agreement if such Principal can, after making a good faith effort to do so, legally bind such Partially-Owned Person to this Agreement.

“Agreement” means this Services Agreement, including the Schedules hereto and any SOWs entered into pursuant to Section 2(b).

“Fully Allocated Cost” means, with respect to provision of a Service and/or an Additional Service, the all-in actual cost of the party providing such Service and/or Additional Service, including all amounts for compensation and benefits (including any incentive amounts awarded pertaining to the Services and/or Additional services provided hereunder), technology expenses, occupancy, office and equipment expense, and third-party payments incurred in connection with the provision of such Service and/or Additional Service, plus an applicable mark up which shall initially be 15% and which may be adjusted from time to time as agreed to by the parties, including any Taxes payable as a result of performance of such Service and/or Additional Service.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” means all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Information, inventions (whether or not patentable or patented), processes, know-how, procedures, computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals, and instructions, other proprietary information, and licenses from third parties granting the right to use any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Services” means any services that may be provided by one party hereto to the other and set forth on Schedules I and II and any SOWs related thereto.

“SOW” means a statement of work entered into between the parties on an as-needed basis to describe an Additional Service to be performed hereunder. Any SOW shall be agreed to by each party, shall be in writing and (i) shall contain: (a) a description of the Services to be performed thereunder; (b) the applicable performance standard for the provision of such service, if different from the Performance Standard; and (c) the amount, schedule and method of compensation for provision of such service, which shall estimate the Fully Allocated Cost of such service; and (ii) may contain the (x) receiving party’s standard operating procedures for receipt of services similar to such Service, including operations, compliance requirements and related training schedules; (y) information technology support requirements of the receiving party with respect to such Service; and (z) training and support commitments with respect to the party providing such Service. For the avoidance of doubt, the terms and conditions of this Agreement shall apply to any SOW except to the extent of a conflict between a provision of this Agreement and the SOW, in which case, the terms of the SOW shall control.

Professional Services Agreement

2. Provision of Services.

(a) Generally. Subject to the terms and conditions of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other party, solely for the benefit of such other party’s business in the ordinary course of business, the Services, in each case for periods commencing on the Effective Date through the respective period specified in Schedules I and II (the “Service Period”), unless such period is earlier terminated in accordance with Section 5.

(b) Additional Services. In addition to the services provided as set forth on Schedule I and II, from time to time during the term of this Agreement the parties shall have the right to enter into SOWs to set forth the terms of any related or additional services to be performed hereunder (“Additional Services”).

(c) The Services and the Additional Services shall be performed on business days during hours that constitute regular business hours for each of HLSS and OCWEN, unless otherwise agreed. Neither party shall resell, subcontract, license, sublicense or otherwise transfer any of the Services and/or Additional Services to any Person whatsoever or permit use of any of the Services and/or Additional Services by any Person other than by such party receiving the Services hereunder directly in connection with the conduct of its business in the ordinary course.

(d) Unless agreed separately by the parties, each party shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services and/or Additional Services. Each party shall be responsible for paying its own, and not the other party’s, employees’ compensation and providing to such employees any benefits. With respect to each Service and/or Additional Service, the party providing such service shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service and/or Additional Service; provided, however, that (i) neither party shall be obligated to have any individual participate in the provision of any Service and/or Additional Service if that party determines that such participation would adversely affect that party or its Affiliates; and (ii) neither party nor its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

(e) Each party may engage third-party contractors, at a reasonable cost, to perform any of the Services and/or Additional Services, to provide professional services related to any of the Services and/or Additional Services, or to provide any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the Services (all of which may be contracted for separately by such party on the other party’s behalf). Each party shall use reasonable commercial efforts to give notice to the other party, reasonably in advance of the commencement of such Services and/or Additional Services to be so provided by such contractors, of the identity of such contractors, each Service and/or Additional Service to be provided by such contractors and a good faith estimate of the cost (or formula for determining the cost) of the Services and/or Additional Services to be so provided by such contractors.

Professional Services Agreement

3. Standard of Performance.

(a) Each party shall use commercially reasonable efforts to provide, or cause to be provided, each Service and/or Additional Service in a manner generally consistent with the manner and level of care with which such Service and/or Additional Service is performed by such party for its own behalf (the “Performance Standard”), unless otherwise specified in this Agreement. Notwithstanding the foregoing, neither party shall have any obligation hereunder to provide the other party with any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services and/or Additional Services unless otherwise specified in Schedules I and II. Each party acknowledges and agrees that the other party may be providing services similar to the Services and/or Additional Services provided hereunder and/or services that involve the same resources as those used to provide the Services and/or Additional Services to itself and its own Affiliates’ business units as well as other third parties, and, accordingly, each party reserves the right to modify any of the Services and/or Additional Services or the manner in which any of the Services and/or Additional Services are provided in the ordinary course of business; provided, however, that no such modification shall materially diminish the Services and/or Additional Services or have a materially adverse effect on the business of the party receiving such Services and/or Additional Services.

(b) Each party will use commercially reasonable efforts to provide the Services and/or Additional Services within a time frame so as not to materially disrupt the business of the other party.

(c) Each party shall provide disaster recovery and data backup services related to the Services and/or Additional Services, provided that such disaster recovery and data backup services are generally performed by such party for its own behalf. To the extent that such disaster recovery and data backup services are not performed by the party providing such Services and/or Additional Services for its own behalf, such party shall not be obliged to perform such services and shall provide the other party with advance written notice of the date upon which such services will be provided.

4. Fees, Invoicing and Payment.

(a) As compensation for a particular Service or Additional Service, the party receiving such Service or Additional Service agrees to pay the other party the Fully Allocated Cost of providing the Services and/or Additional Services in accordance with this Agreement or such other compensation amount or methodology as specified in such SOW.

(b) Each party shall submit statements of account to the other party on a monthly basis with respect to all amounts payable by the other party hereunder (the “Invoiced Amount”), setting out the Services and/or Additional Services provided, and the amount billed to the other party as a result of providing such Services and/or Additional Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services and/or Additional Services provided by third parties, in each case setting out the Services and/or Additional Services provided by the applicable third parties). The party receiving such Services and/or Additional Services shall pay the Invoiced Amount to the other party by wire transfer of immediately available funds to an account or accounts specified by such other party, or in such other manner as specified by such other party in writing, or otherwise reasonably agreed to by the parties, within 30 days of the date of delivery to the party receiving such Services and/or

Professional Services Agreement

Additional Services of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, the party receiving such Services and/or Additional Services shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

(c) Each party may cause any third party to which amounts are payable by or for the account of the other party in connection with Services and/or Additional Services to issue a separate invoice to the other party for such amounts. Such other party shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof. Any third party invoices that aggregate Services and/or Additional Services for the benefit of both parties and/or any other Person(s) (each, a “Commingled Invoice”) shall be separated so as to be properly allocated to the applicable party and/or other Person(s). Any party receiving a Commingled Invoice shall (i) prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services and/or the Additional Services rendered for the benefit of the other party (the “Commingled Invoice Statement”) and (ii) deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to the other party. The other party shall, within 30 days after the date of delivery of such Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to the party providing the Commingled Invoice Statement. Neither party shall be required to use its own funds for payments to any third party providing any of the Services and/or Additional Services or to satisfy any payment obligation of the other party or any of its Affiliates to any third party provider; provided, however, that in the event a party does use its own funds for any such payments to any third party, the other party shall reimburse such party for such payments as invoiced by such party within 30 days following the date of delivery of such invoice from such party.

(d) Either party may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of the other party to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 5(b)(6) of this Agreement.

(e) In the event that a party does not make any payment required under the provisions of this Agreement to the other party when due in accordance with the terms hereof, the other party may, at its option, charge the non-paying party interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, the non-paying party shall reimburse the other party for all costs of collection of overdue amounts, including any reimbursement required under Section 4(c) and any reasonable attorneys’ fees.

(f) Each party acknowledges and agrees that it shall be responsible for any interest or other amounts with respect to any portion of any Commingled Invoice that such party is required to pay or the other party pays on such party’s behalf pursuant to any Commingled Invoice Statement.

Professional Services Agreement

5. Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for six (6) years (“Initial Term”) or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof. At the end of the Initial Term, this Agreement shall automatically renew for additional successive terms of six (6) years. Upon the expiration of the Initial Term, either party may terminate this Agreement by providing a 90 day’s prior written notice of termination to the other party.

(b) Termination. During the term of this Agreement, this Agreement (or, with respect to items (1), (3), (4), (5), (6) and (7) below, the particular SOW only) may be terminated:

(1) by either party, if such party is prohibited by law from either receiving or providing such Services and/or Additional Services;

(2) by the non-breaching party, in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services and/or Additional Services to be provided hereunder that cannot be or has not been cured by the 60th day from the non-breaching party giving written notice of such breach to the breaching party and to the extent that the breaching party is not working diligently to cure such breach;

(3) by a party receiving Services and/or Additional Services, if the party providing such Services and/or Additional Services fails to comply with all applicable regulations to which it is subject directly relating to or affecting the Services and/or Additional Services to be performed hereunder, which failure cannot be or has not been cured by the 60th day from the party receiving Services and/or Additional Services giving written notice of such failure to the other party and to the extent that the party is not working diligently to cure such breach;

(4) by a party receiving Services and/or Additional Services, if the party providing such Services and/or Additional Services is cited by a Governmental Authority for materially violating any law governing the performance of a Service and/or Additional Service, which violation cannot be or has not been cured by the 60th day from the receiving party’s giving written notice of such citation to the other party and to the extent that the other party is not working diligently to cure such breach;

(5) by a party receiving Services and/or Additional Services, if the other party fails to meet any Performance Standard for a period of three consecutive months, which failure cannot be or has not been cured by the 30th day from the party receiving Services and/or Additional Services’ giving written notice of such failure to the other party and to the extent that the other party is not working diligently to cure such breach;

(6) by a party providing Services and/or Additional Services, if the other party fails to make any payment for any portion of Services and/or Additional Services the payment of which is not being disputed in good faith by the other party, which payment remains unmade by the 30th day from the party receiving Services and/or Additional Services’ giving of written notice of such failure to the other party;

Professional Services Agreement

(7) by either party, if the other party (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within 60 days thereof such party fails to secure a dismissal thereof or (C) makes any assignment for the benefit of creditors; and

(8) by mutual agreement of both parties.

(c) No termination, cancellation or expiration of this Agreement shall prejudice the right of any party to receive payment due at the time of termination, cancellation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(d) Notwithstanding any provision herein to the contrary, Sections 4, 6 and 9 through 16 of this Agreement shall survive the termination of this Agreement.

6. Miscellaneous.

(a) Counterparts; Entire Agreement; Corporate Power.

(1) This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

(2) This Agreement, any SOWs and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(3) Each party hereto represents, as follows:

(i) It has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(ii) This Agreement has been duly executed and delivered by it and constitutes, a valid and binding agreement enforceable in accordance with the terms hereof.

Professional Services Agreement

(b) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of law principles.

(c) Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any HLSS Indemnitee or OCWEN Indemnitee (as such terms are defined in Section 11) in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon receipt if delivered personally or if mailed by registered or certified mail, return receipt requested and postage prepaid or (b) at noon on the business day after dispatch if sent by a nationally recognized overnight courier; and (c) when (a) or (b) has occurred and a copy is sent and received by the telecopy number set forth below. All notices shall be delivered to the following address and telecopy number (or at such other address or telecopy number a party may specify by like notice):

If to HLSS, to:

HLSS Management, LLC

2002 Summit Blvd., Sixth Floor

Atlanta, GA 30319

Attention: General Counsel

Telecopy: (770) 644-7420

Confirmation Number: (561) 682-7130

If to OCWEN to:

Ocwen Financial Corporation

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

Attention: Corporate Secretary

Telecopy: 561-682-8177

Confirmation number: 561-682-8887

(e) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

Professional Services Agreement

(f) Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Waivers of Default. Waiver by any party hereto of any default of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

(h) Specific Performance. Notwithstanding the procedures set forth in Section 10, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

(i) Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(j) Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

(k) Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or

Professional Services Agreement

proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party to this Agreement anywhere in the world.

(l) Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

7. Intellectual Property. Each party grants to the other and their Affiliates a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to such party solely to the extent necessary for the other party to perform its obligations hereunder.

8. Cooperation; Access.

(a) Each party shall permit the other and its employees and representatives access, on business days during hours that constitute regular business hours and upon reasonable prior request, to its premises and such data, books, records and personnel designated by such party as involved in receiving or overseeing the Services and/or Additional Services as the other party may reasonably request for the purposes of providing the Services and/or Additional Services. Each party shall provide the other party, upon reasonable prior written notice, such documentation relating to the provision of the Services and/or Additional Services as may be reasonably requested for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided pursuant to this Section will be subject to the confidentiality obligations set forth in Section 9 of this Agreement.

(b) Each party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and/or Additional Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder. The initial Relationship Executive designated by HLSS shall be John Van Vlack, and the initial Relationship Executive designated by OCWEN shall be Ronald M. Faris. Either party may replace its Relationship Executive at any time by providing written notice thereof to the other party hereto.

Professional Services Agreement

9. Confidentiality.

(a) Subject to Section 9(c) below, each party, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to its own confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all Information concerning the other party that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other party or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party, which sources are not known by such party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 9(a) above, to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such information (who shall be advised of their obligations hereunder with respect to such information), except in compliance with Section 9(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, after request of the other party, either return the Information to the other party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Protective Arrangements. In the event that either party determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party that is subject to the confidentiality provisions hereof, such party shall, to the extent permitted by law, notify the other party as soon as practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting party, in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

10. Dispute Resolution.

(a) Disputes. Subject to Section 6(h), the procedures for discussion, negotiation and mediation set forth in this Section 10 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement.

Professional Services Agreement

(b) Escalation; Mediation.

(i) It is the intent of the parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use reasonable efforts to meet within 30 days of the Escalation Notice.

(ii) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either party against the other party.

(iii) In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 10(b)(i) or (ii) in any way affects an agreement or arrangement between either of the parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

(c) Court Actions.

(i) In the event that either party, after complying with the provisions set forth in Section 10(b), desires to commence an Action, such party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

Professional Services Agreement

(ii) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 10 with respect to all matters not subject to such dispute, controversy or claim.

11. Warranties; Limitation of Liability; Indemnity.

(a) Other than the statements expressly made by the parties in this Agreement, neither party makes any representation or warranty, express or implied, with respect to the Services and/or Additional Services and, except as provided in Subsection (b) of this Section 11, each party hereby waives, releases and renounces all other representations, warranties, obligations and liabilities of the other party, and any other rights, claims and remedies against the other party, express or implied, arising by law or otherwise, with respect to any nonconformance, error, omission or defect in any of the Services and/or Additional Services, including (i) any implied warranty of merchantability or fitness for a particular purpose, (ii) any implied warranty of non-infringement or arising from course of performance, course of dealing or usage of trade and (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of such party.

(b) Neither party nor any of their Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by the other party or such person under or in connection with this Agreement, except that a party shall be liable for direct damages or losses incurred by the other party arising out of its gross negligence or willful misconduct or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives in the performance or nonperformance of the Services and/or Additional Services.

(c) In no event shall the aggregate amount of all such damages or losses for which a party may be liable under this Agreement exceed the aggregate total sum received by such party for the Services and/or Additional Services; provided, that, no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 9 (relating to confidentiality), infringement of Intellectual Property or fraud or criminal acts. Except as provided in Subsection (b) of this Section 11, none of the parties nor any of their Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

(d) Notwithstanding anything to the contrary herein, neither of the parties nor any of their Affiliates nor any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for damages or losses incurred by the other party or any of the other party’s Affiliates for any action taken or omitted to be taken by such other party or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, the other party or any of the other party’s Affiliates.

Professional Services Agreement

(e) No party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive or imputed negligence) or otherwise for consequential, incidental, indirect, special or punitive damages, whether foreseeable or not, arising out of the performance of the Services and/or Additional Services or this Agreement, including any loss of revenue or profits, even if a party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Subsection (e) shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with OCWEN or HLSS for any incidental, consequential, indirect, special or punitive damages.

(f) HLSS shall indemnify and hold OCWEN and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives (collectively, “OCWEN Indemnitees”) harmless from and against any and all damages, claims or losses that OCWEN or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services and/or Additional Services provided hereunder, except those damages, claims or losses incurred by OCWEN or such other person arising out of the gross negligence or willful misconduct by OCWEN or such other person.

(g) OCWEN shall indemnify and hold HLSS and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives (collectively, “HLSS Indemnitees”) harmless from and against any and all damages, claims or losses that HLSS or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services and/or Additional Services provided hereunder, except those damages, claims or losses incurred by HLSS or such other person arising out of the gross negligence or willful misconduct by HLSS or such other person.

(h) Neither party hereto may bring an action against the other under this Agreement (whether for breach of contract, negligence or otherwise) more than six months after that party becomes aware of the cause of action, claim or event giving rise to the cause of action or claim or one year after the termination of this Agreement, whichever is shorter.

12. Taxes. Each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the Services and/or Additional Services contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services and/or Additional Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 12, be paid by the party receiving the Services and/or Additional Services to the other party in addition to the amounts otherwise payable under this Agreement. In each case where Sales Tax is payable by a party in respect of a Service and/or Additional Service, the other party shall furnish in a timely manner a valid Sales Taxes receipt or invoice to such party in the form and manner required by applicable law to allow such party to recover such tax to the extent allowable under such law. Additionally, if a party is required to pay “gross-up” on withholding taxes with respect to provision of the Services and/or Additional Services, such taxes shall be billed separately as provided above and shall be owing and payable by the other party. Any applicable property taxes resulting from provision of the Services and/or Additional Services shall be payable by the party owing or leasing the asset subject to such tax.

Professional Services Agreement

13. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication. For avoidance of doubt, the parties consent to disclosure of this Agreement in connection with the IPO.

14. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto; provided, however, that either party may assign this Agreement without the consent of the other party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the stock or consolidated assets of such party. Any purported assignment in violation of this Section 14 shall be void and shall constitute a material breach of this Agreement.

15. Relationship of the Parties. The parties hereto are independent contractors and none of the parties hereto is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose. Except as expressly provided in Section 4(c), none of the parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

16. Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that party. During the pendency of such intervening event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

(Signature Page to Follow)

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Professional Services Agreement

IN WITNESS WHEREOF, the parties have caused this Professional Services Agreement to be executed as of the date first written above by their duly authorized representatives.

HLSS MANAGEMENT, LLC

By: HLSS Holdings, LLC, its sole member

By: Home Loan Servicing Solutions, Ltd, its sole member

By:	/s/ William C. Erbey
Name:	William C. Erbey
Title:	Chief Executive Officer

OCWEN FINANCIAL CORPORATION

By	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President and CEO

Professional Services Agreement

SCHEDULE I

OCWEN SERVICES

Services Provided	Service Period (years)
Licensing and Regulatory Compliance Services	6

Risk Management and Six Sigma Services Provided: • Information Security • Internal Audit • Loan Quality • Quality Assurance • Risk Management • SOX Compliance and SAS 70 • Six Sigma • Business Continuity and Disaster Recovery Planning	6

SCHEDULE II

HLSS SERVICES

Services Provided	Service Period (years)
Treasury Services Services Provided: • Quantitative Analysis • Capital Markets • Covenant Compliance Monitoring and Reporting • Treasury Operations	6

Advance Financing Services Provided: • Advance Facility Management • Advance Facility Accounting and Reporting	6

Portfolio Valuation Services Provided: • MSR Valuation • MSR Accounting and Reporting	6

Financial Analysis Services Provided: • Financial Planning and Analysis • Financial Modeling • General Business Consulting • Pricing	6

Law Services Provided: • Contract Review • Capital Markets • Securities Offerings • Litigation Management	6